CONSENT OF INDEPENDENT AUDITORS


      We consent to the incorporation by reference in Post-Effective Amendment No. 25 to the Registration Statement of Institutional Fiduciary Trust on Form N-1A (File No. 2-96634) of our report dated August 6, 1996 on our audit of the financial statements and financial highlights of the Institutional Fiduciary Trust, for the year ended June 30, 1996 and our report dated August 6, 1996 on our audit of the financial statements and financial highlights of The Money Market Portfolios for the year ended June 30, 1996, which reports are included in the Annual Reports to Shareholders for the year ended June 30, 1996 and the inclusion in the aforementioned Post-Effective Amendment of our report dated December 8, 1995 on our audit of the financial statements and financial highlights of The Adjustable Rate Securities Portfolios for the year ended October 31, 1995.


                                          /s/COOPERS & LYBRAND L.L.P.

San Francisco, California
October 28, 1996